AMERICAN DEVELOPMENT & INVESTMENT FUND, INC.
                              CODE OF ETHICS
                      RELATING TO INVESTMENTS, CONFLICTS
                                  AND
                APPEARANCES OF IMPROPRIETY REGARDING INVESTMENTS

WHEREAS, investment companies are required to adopt a code of ethics and reporting requirements to prevent fraudulent, deceptive and manipulative practices, the following code of ethics relating to investments by the Corporation is adopted by the Corporation Board of Directors.

I.	DEFINITIONS

A.	Corporation shall mean American Development & Investment Fund, Inc.
B.	Access Person means any director, officer, general partner, or
Advisory Person of the Corporation.
C.	Advisory Person means any employee of the Corporation, who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sales of a security by the Corporation, or whose functions relate to the making of any recommendations with respect to such purchases or sales; and any natural person in a control relationship to the Corporation who obtains information concerning recommendations made to the Corporation with regard to the purchase or sale of a security.
D.	Purchase or sale of a security includes, inter alia, the writing of an option to purchase or sell a security.
E.	Control shall have the same meaning as that set forth in Section 2(a)(9)
of the Investment Company Act of 1940.
F.	Security shall have the meaning set forth in 2(a)(36) of the Investment
Company Act of 1940, except that it shall not include shares of registered open-end investment companies, securities issued by the Government of the
United States, short term debt securities which are government securities within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, bankers acceptances, bank certificates of deposit, commercial paper, and such other money market instruments as designated by the board.
G.	Beneficial ownership shall be interpreted in the same manner as it would be in determining whether a person is subject to the provisions of
Section 16 of the Securities Exchange Act of 1934 and the rules and regulations thereunder, except that the determination of direct or indirect beneficial ownership shall apply to all securities which an Access Person has or acquires.
H. Investment company means a company registered as such under the
I. Investment
Company Act of 1940, as amended.
J. Manipulation means to alter by artful, insidious, or unfair means to
K. serve ones purpose.

II.	PROHIBITIONS

A. No Access Person of the Corporation, or any of its subsidiaries, shall purchase or sell, directly or indirectly, any security in which he or she has, or by reason of such transaction acquires, any direct or indirect beneficial ownership and which he or she knows or should have known at the time of such purchase or sale:

1.	is being considered for purchase or sale by the Corporation; or
2.	is being purchased or sold by the Corporation; or
3.	is being sold short by the Corporation.

III.	EXEMPTED TRANSACTIONS

A.	The prohibitions of Section 2 of this Code shall not apply to:
1.	Purchases or sales affected in any account over which the Access Person has no direct or indirect influence or control.
2. Purchases or sales of securities that are not eligible for purchase or sale by the Corporation.
3. Purchases or sales that are not voluntary or purposefully made on the part of either the Access Person or the Corporation.
4.	Purchases, which are part of an automatic dividend reinvestment plan.
5.	Purchases effected upon the exercise of rights issued by an issuer pro-rata to all holders of a class of securities, to the extent such rights were acquired from the issuer, and sales of such rights so acquired.
6. Purchases or sales that receive the prior approval of the Corporation
Board because they are only remotely potentially harmful to the Corporation, because they would be very unlikely to affect a highly institutional market, or because they clearly are not related economically to the securities to be purchased, sold or held by the Corporation.

IV.	REPORTING

A. Every Access Person shall voluntarily report to the Corporation, on a timely basis, the information described in Section 4(c) of this Code with respect to transactions in any security in which such Access Person has, or by reason of such transaction acquires, any direct or indirect beneficial ownership in the security; provided, however, that an Access Person shall not be required to make a report with respect to transactions effected for any account over which such person does not have any direct or indirect influence.
B. An employee of the Corporation who is not an Access Person need only report a transaction in a security if such person, at the time of that transaction, knew or, in the ordinary course of fulfilling his or her official duties as an employee of the Corporation, should have known that, during the 15-day period immediately preceding the date of the transaction by the director such security was purchased or sold by the Corporation or was being considered by the Corporation or its investment advisor for the purchase or sale by the Corporation.
C. Every report shall be made not later than 10 days after the end of the calendar quarter in which the transaction to which the report relates was effected, and shall contain the following information:
1. The date of the transaction, the title and number of shares, and the principal amount of each security involved.
2. The nature of the transaction (i.e., purchase, sale or any other type
Of acquisition or disposition).
3.	The price at which the transaction was effected.
4.	The name of the broker, dealer or bank with or through whom the transaction was effected.
D. It is the intent of the Corporation to abide by Rule 17j-1, dictating the reporting requirement, and as the Rule is amended, from time to time, to review the Rule to insure that the Corporation diligently abides by all aspects of the reporting requirements under said Rule.

V.	SANCTIONS

A. Section (b)(1) of Rule 17j-1 requires Corporations to ?use reasonable diligence, and institute procedures reasonably necessary, to prevent violations of its codes of ethics.
B. Upon discovering a violation of this Code of Ethics, the board of directors of the Corporation may impose such sanctions as it deems appropriate, including, inter alia, a letter of censure or suspension or termination of the employment of the violator. Such a violation might include, but are not limited to, filing incomplete, untimely, or false reports and engaging in any manipulative practice or course of business that operates as a fraud upon such registered investment company.
C. Rule 17j-1 does not supplant any obligation or prohibition to which an Access Person may be subject under the Investment Advisors Act of 1940 or any other federal securities laws.